Exhibit 99.1

            VALASSIS REPORTS REVENUES OF $1.044 BILLION FOR THE YEAR

                          COMPANY PROVIDES 2007 OUTLOOK

     LIVONIA, Mich., Feb. 7 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI) today announced financial results for the fourth quarter and year ended Dec. 31, 2006. Valassis reported quarterly revenues of $286.4 million, down 7.4% from the fourth quarter of 2005. Fourth-quarter net earnings were $6.9 million, or $0.14 in earnings per share (EPS). Earnings prior to charges of $13.7 million (net of tax of $0.8 million) related to the pending acquisition of ADVO and non-recurring items were $20.6 million, or $0.43 in EPS. Full-year revenues were down 7.7% to $1,043.5 million. Reported annual net earnings were $51.3 million, or $1.07 in EPS. Without the ADVO transaction-related charges and non-recurring items, earnings for the year were $77.3 million, or $1.62 in EPS.

     "In 2006, we acted upon our strategy to further diversify our product portfolio and customer base with the pending acquisition of ADVO, Inc.," said Alan F. Schultz, Valassis Chairman, President and CEO. "This acquisition will enable us to offer our customers unique and diverse media plans of unmatched scale and reach and allow us to build market share in the product segments and customer verticals in which we compete and serve. We will be positioned to provide optimal results to customers seeking measurable performance. At the close of the transaction, our plan will include: maximizing free cash flow; reducing our debt; capitalizing on the best revenue-producing opportunities; and ensuring a seamless transition as our integration planning efforts progress. I believe there is significant upside and we intend to seize the opportunity to grow our business while making the combined company a great place to work."

     Financial Highlights

                                       Three Months Ended                          Twelve Months Ended
                                            Dec. 31,                                     Dec. 31,
                            -----------------------------------------   ------------------------------------------
(in millions,
except per share data)         2006          2005(4)        % Change       2006           2005(4)        % Change
-------------------------   ----------     ----------      ----------   ----------      ----------      ----------
Total Revenues              $    286.4     $    309.2           -7.4%   $  1,043.5      $  1,131.0           -7.7%
Net Earnings                $      6.9     $     20.3          -66.0%   $     51.3      $     95.4          -46.2%
ADVO Transaction-
 related Costs              $     14.6(1)  $      0.0            n/a    $     24.6(1)   $      0.0            n/a
Non-recurring Items         $     -0.9(2)  $      4.5(3)         n/a    $      1.4(2)   $      4.5(3)         n/a
Adjusted Earnings,
 Prior to ADVO
 Transaction-related
 Costs and Non-
 recurring Items(5)         $     20.6     $     24.8          -16.9%   $     77.3      $     99.9          -22.6%
EPS, diluted                $     0.14     $     0.42          -66.7%   $     1.07      $     1.90          -43.7%
Adjusted EPS, Prior to
 ADVO Transaction-
 related Costs and
 Non-recurring Items,
 diluted(5)                 $     0.43     $     0.52          -17.3%   $     1.62      $     1.99          -18.6%

     (1) During the fourth quarter of 2006, the following charges related to the pending acquisition of ADVO were incurred: $0.8 million, net of tax, related to the premium on a swaption contract entered into in contemplation of the financing of the pending ADVO transaction; and $13.8 million in legal and professional costs of litigation related to the pending ADVO transaction which was settled between the parties on Dec. 18, 2006. During the twelve months ended Dec. 31, 2006, the following charges related to the pending acquisition of ADVO were incurred: $8.8 million, net of tax, related to the termination of a swap contract and the premium on a swaption contract both entered into in contemplation of the financing of the pending ADVO transaction; and $15.8 million, net of tax of $0.3 million, in legal and professional costs related to the pending ADVO transaction and related litigation which was settled between the parties on Dec. 18, 2006.

     (2) Costs related to the close-down of both the French agency business and the eSettlement business unit of NCH Marketing Services and related tax benefits.

     (3) A $4.5 million, net of tax, restructuring charge was incurred in the fourth quarter of 2005 related to headcount reductions and associated costs resulting from the integration of the components of our Household Targeted business segment, right-sizing of coupon-clearing operations in Europe and other efficiency-related headcount reductions completed in the fourth quarter of 2005.

     (4) Excludes the pro-forma effect of stock option expense; including this expense, earnings for the three months ended Dec. 31, 2005 would have been $8.2 million and EPS would have been $0.17, while earnings for the twelve months ended Dec. 31, 2005 would have been $76.7 million and EPS would have been $1.53.

     (5) Adjusted Earnings and Adjusted EPS, in each case, prior to ADVO transaction-related costs and non-recurring items, are non-GAAP financial measures, have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income, cash flow or other income or cash flow data prepared in accordance with GAAP. These financial measures are considered by management to be more comparable measures of Valassis' performance versus prior years and are consistent with the information used to develop the earnings guidance shared with investors.

     * Reported SG&A expense was up 21.7% to $49.8 million for the fourth quarter of 2006 primarily due to $13.3 million in litigation expenses related to the pending ADVO acquisition. Reported SG&A was up 6.0% for the year to $151.9 million including $3.6 million in costs related to the close-down of both the French agency business and the eSettlement business unit of NCH and $16.1 million in expenses related to the pending ADVO acquisition and related litigation in 2006. SG&A expense for 2005 included $6.9 million in restructuring charges in the fourth quarter of 2005. Without these charges, SG&A expense was down 3.1% to $132.2 million compared to the year-ended 2005, despite the inclusion of an additional $5.5 million in stock option expense in 2006 in accordance with FAS123R.

     * Cash and auction-rate securities at the end of the year were $155.2 million.

     * Valassis' debt position, net of cash and auction-rate securities, was $104.8 million as of Dec. 31, 2006.

     * Capital expenditures for 2006 were $16.3 million in comparison to $24.7 million for 2005. The $16.3 million incurred in 2006 includes $4.3 million in capital expenditures associated with the purchase of equipment to print the ADVO wrap product.

     * We settled our litigation with ADVO and amended our merger agreement with ADVO to provide for a purchase price per share of $33.00 reflecting a decrease of $4.00 per share. We anticipate the closing of the transaction to be during March 2007.

     Business Segment Discussion

     * Market Delivered Free-standing Insert (FSI): Co-op free-standing insert (FSI) revenues for the fourth quarter were $103.0 million, down 17.2% from the fourth quarter of 2005 due to a decline in FSI pricing and a decrease in market share. FSI revenues for the year were $441.2 million, down 12.5% due to a decline in FSI pricing and a slight decrease in market share. As expected, Valassis' FSI market share during the second half of 2006 was up slightly versus the first half of 2006. Management noted that unit growth in the co-op FSI industry was up approximately 4% for the second half of 2006, resulting in approximately 1% industry unit growth for the year. FSI cost of goods sold was down approximately 5% for the fourth quarter on a cost per thousand (CPM) basis. FSI cost of goods sold was down approximately 3% on a CPM basis for the year due to reductions in the cost of paper, media insertion and printing. The FSI segment profit for 2006 was $65.9 million.

     * Market Delivered Run of Press (ROP): ROP revenues, generated from the brokering of advertising space on behalf of newspapers, were up 6.5% in the fourth quarter to $37.6 million due to continued strength in the telecommunications and financial services customer verticals. Revenues were down 4.6% for the year to $116.9 million due to a higher percentage of ROP business booked on a fee basis. Segment profitability increased to $14.0 million for the year, exceeding management's expectations.

     * Neighborhood Targeted Products (Cluster Targeted): Neighborhood Targeted product revenues decreased 2.9% for the quarter to $101.8 million, and ended the year down 7.1% at $315.1 million. As previously noted, the decrease in revenues was impacted by a pullback in spending due to consolidations in the telecommunications and appliance manufacturing industries, and the reduction in spending of a specialty retail customer. Segment profits for the year were $29.5 million.

     * Household Targeted Products (1 to 1): Household Targeted product revenues decreased 6.7% for the quarter to $13.9 million and decreased 6.8% to $58.9 million for the year ended Dec. 31, 2006 due to the loss of revenue associated with the discontinuance of PreVision's agency business. The Household Targeted segment profits were $3.0 million for the year.

     * International & Services: International & Services revenues are comprised of NCH Marketing Services (NCH), Valassis Canada and Promotion Watch. International & Services reported revenues of $30.1 million for the fourth quarter, up 0.7% year-over-year, driven by increased revenue from the French media business and Valassis Canada. International & Services reported revenues for the year of $111.4 million, up 9.4%. During 2006, Valassis recognized a $3.6 million non-recurring charge related to the close-down of the French agency business and the eSettlement unit of NCH. Segment profit for the year was $5.7 million.

     Outlook

     Management currently expects to close the ADVO transaction during the first half of March, 2007. The following information is presented on a pro- forma basis, assuming that the closing of the ADVO acquisition occurred on Jan. 1, 2007. Actual results for 2007 will differ from such expectations set forth below as they will only reflect the actual partial year impact of the acquisition.

     *    Pro-forma combined revenue of $2.5 billion to $2.6 billion

     * Pro-forma combined EBITDA of $255.0 to $265.0 million (includes synergies)

     * Expected cost synergies of $18.0 million for the remaining 10 months of 2007; expected to increase to $32.0 million for 2008 and $40.0 million for 2009

     * Expected one time cost-to-achieve synergies of $25.0 million to be incurred in 2007, which includes $10.5 million of capital expenditures included in the $60.5 million below.

     * Expected capital expenditures for 2007 of $60.5 million; 2008 and 2009 are expected to be approximately $35.0 million each year

     * Expected depreciation and amortization for 2007 of $65.7 million (does not include any effect of purchase accounting)

     Conference Call Information

     Valassis will hold an investor call today to discuss its fourth-quarter and year-end results at 11 a.m. (EST). The call-in number is (800) 240-4186. The call will simulcast on Valassis' Web site, at http://www.valassis.com, and replay through Feb. 20, 2007 at (800) 405-2236, pass code 11072110. This earnings release and the Web cast will be archived on Valassis' Web site under "Investor."

     About Valassis

     Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" from 1998 to 2006. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit Valassis' Web site at http://www.valassis.com.

     Safe Harbor and Forward-looking Statements

     Certain statements found in this document, including those statements in the "Outlook" section above constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from Valassis' existing competitors; new competitors in any of Valassis' businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis' paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of Valassis' customers and lead to reduced sales promotion spending; risks associated with the availability, timing and cost of financing Valassis' proposed acquisition of ADVO, Inc., which may affect the timing of the closing of the acquisition; the failure of ADVO's shareholders to approve Valassis' proposed acquisition of ADVO; and the challenges and costs of achieving synergies in connection with the proposed ADVO acquisition and integrating ADVO's operations. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          VALASSIS COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
                                 (in thousands)

                                           Dec. 31,       Dec. 31,
Assets                                       2006           2005
--------------------------------------   ------------   ------------
Current assets:

  Cash and cash equivalents              $     52,619   $     64,320
  Auction-rate securities                     102,533         72,031
  Accounts receivable                         339,079        273,863
  Inventories                                  25,834         25,235
  Refundable income taxes                       3,957              -
  Deferred income taxes                         3,724          2,573
  Other                                        16,681         12,894

    Total current assets                      544,427        450,916

Property, plant and equipment, at cost        262,876        255,472

  Less accumulated depreciation              (153,490)      (147,325)

  Net property, plant and equipment           109,386        108,147

Intangible assets                             208,689        208,689

  Less accumulated amortization               (75,280)       (74,724)

  Net intangible assets                       133,409        133,965

Investments and advances to investees           4,899            614

Other assets                                   11,240          4,041

  Total assets                           $    803,361   $    697,683

                          VALASSIS COMMUNICATIONS, INC.
                     Consolidated Balance Sheets, Continued
                                 (in thousands)

                                                    Dec. 31,       Dec. 31,
Liabilities and Stockholders' Equity                  2006           2005
-----------------------------------------------   ------------   ------------
Current liabilities:

  Current portion, long-term debt                 $          -   $     14,260
  Accounts payable and accruals                        312,962        264,877
  Progress billings                                     49,258         44,314


    Total current liabilities                          362,220        323,451


Long-term debt                                         259,931        259,896
Other liabilities                                        8,195          8,090
Deferred income taxes                                    5,441          2,721

Stockholders' equity:

  Common stock                                             633            632
  Additional paid-in capital                            44,224         38,177
  Retained earnings                                    638,210        586,927
  Treasury stock                                      (520,227)      (523,600)
  Accumulated other comprehensive gain                   4,734          1,389

    Total stockholders' equity                         167,574        103,525

Total liabilities and stockholders' equity        $    803,361   $    697,683

                        VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                    (in thousands, except per share data)

                                           Quarter        Quarter
                                            Ended          Ended
                                           Dec. 31,       Dec. 31,          %
                                             2006           2005          Change
                                         ------------   ------------   ------------
Revenue                                  $    286,370   $    309,246           -7.4%

Costs and expenses:
  Costs of products sold                      219,114        237,503           -7.7%
  Selling, general and
   administrative and amortization             49,788         40,902          +21.7%

    Total costs and expenses                  268,902        278,405           -3.4%

Earnings from operations                       17,468         30,841          -43.4%

Other expenses and income:
  Interest expense                              3,817          2,758          +38.4%
  Other (income) and expenses                  (1,641)        (1,698)          -3.4%
    Total other expenses and (income)           2,176          1,060         +105.3%

Earnings before income taxes                   15,292         29,781          -48.7%

Income taxes                                    8,378          9,456          -11.4%

Net earnings                             $      6,914   $     20,325          -66.0%

Net earnings per common share,
 diluted                                 $       0.14   $       0.42          -66.7%

Weighted average shares outstanding,
 diluted                                       47,800         48,145           -0.7%

Supplementary Data
  Amortization                           $        139   $        139
  Depreciation                                  3,807          4,091
  Capital expenditures                          7,845          2,665

                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                           12 Months     12 Months
                                             Ended         Ended
                                           Dec. 31,       Dec. 31,           %
                                             2006           2005          Change
                                         ------------   ------------   ------------
Revenue                                  $  1,043,491   $  1,131,043           -7.7%

Costs and expenses:
  Costs of products sold                      789,588        836,331           -5.6%
  Selling, general and
   administrative and amortization            151,914        143,255           +6.0%
    Total costs and expenses                  941,502        979,586           -3.9%

Earnings from operations                      101,989        151,457          -32.7%

Other expenses and income:
  Interest expense                             24,749         10,927         +126.5%
  Other (income) and expenses                  (6,298)        (5,695)         +10.6%
    Total other expenses and (income)          18,451          5,232         +252.7%

Earnings before income taxes                   83,538        146,225          -42.9%

Income taxes                                   32,256         50,829          -36.5%

Net earnings                             $     51,282   $     95,396          -46.2%

Net earnings per common share,
 diluted                                 $       1.07   $       1.90          -43.7%

Weighted average shares outstanding,
 diluted                                       47,780         50,183           -4.8%

Supplementary Data
  Amortization                           $        556   $        599
  Depreciation                                 14,374         15,374
  Capital expenditures                         16,256         24,666

SOURCE  Valassis
    -0-                             02/07/2007
    /CONTACT: Sherry Lauderback of Valassis, +1-734-591-7374, or Fax +1-734-591-4503, or lauderbacks@valassis.com /
    /Web site:  http://www.valassis.com/
    (VCI)